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                                                                   Exhibit 23(a)

                            ACCOUNTANTS' CONSENT AND
                         REPORT ON CONSOLIDATED SCHEDULE



The Board of Directors
Tenet Healthcare Corporation:

     Under date of July 25, 1997, we reported on the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1997, as contained in the 1997 annual report to shareholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for fiscal year 1997. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, based on our audits, such schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     We also consent to the incorporation by reference of our report dated July 25, 1997, in the Company's Registration Statements on Form S-3 (Nos. 33-39130, 33-57801, 33-57057, 33-55285, 33-62591, 33-63451, 333-17907, 333-24955,
333-21867 and 333-26621), Registration Statements on Form S-4 (Nos. 33-57485 and 333-18185) and Registration Statements on Form S-8 (Nos. 2-87611, 33-11478, 33-35688, 33-50182, 33-57375, 333-00709 and 333-01183).



/s/ KPMG Peat Marwick LLP

Los Angeles, California
August 26, 1997